Exhibit 99.1

NEWS RELEASE
LINN ENERGY PRICES $1.3 BILLION OF 8.625% SENIOR NOTES
Houston, March 30, 2010 — LINN Energy, LLC (NASDAQ: LINE) and its subsidiary, Linn Energy Finance Corp., announced today a private offering to eligible purchasers of $1.3 billion in aggregate principal amount of 8.625% senior unsecured notes due 2020 at an offering price equal to 97.552% of par. LINN Energy intends to use the majority of the net proceeds from the notes offering to reduce debt under its revolving credit facility. Additionally, a portion of the proceeds from the sale of the notes will be used to unwind certain interest rate swaps. The offering is expected to close on April 6, 2010, subject to satisfaction of customary closing conditions.
The notes to be offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The senior unsecured notes will be offered only to qualified institutional buyers under Rule 144A and non-U.S. persons under Regulation S.
This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the notes nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

CONTACTS:	Investors:
LINN Energy, LLC
Clay Jeansonne, Vice President — Investor Relations
281-840-4193

Media:
LINN Energy, LLC
Paula Beasley, Manager, Public Affairs & Communications
281-840-4183
This press release includes “forward-looking statements” within the meaning of the federal securities laws. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include the Company’s plans to complete a private offering of $1.3 billion of senior unsecured notes. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, including market conditions, operational developments with respect to the Company and other factors described in the Company’s reports filed with the Securities and Exchange Commission.